Exhibit 99.1
Everus Reports Fourth Quarter and Full-Year 2025 Results, Initiates Guidance for 2026
BISMARCK, N.D. — Feb. 24, 2026 — Everus Construction Group (NYSE: ECG) today reported financial results for the fourth quarter and full-year 2025.
Fourth Quarter 2025 Summary
(all comparisons versus the prior-year period unless otherwise noted, and results denoted with * are quarterly records)
•Revenues of $1.01 billion*, up 33.1%.
•Net income of $55.3 million, up 60.8%; net income margin of 5.5%.
•Diluted earnings per share (EPS) of $1.08, up 61.2%.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) of $84.8 million, up 45.5%; EBITDA margin of 8.4%.
•Backlog of $3.23 billion*, up 16.1% from Dec. 31, 2024.
Full-Year 2025 Summary
(all comparisons versus the prior year unless otherwise noted, and results denoted with * are full-year records)
•Revenues of $3.75 billion*, up 31.5%.
•Net income of $201.8 million*, up 40.7%; net income margin of 5.4%.
•Diluted EPS of $3.95*, up 40.6%.
•EBITDA of $319.8 million*, up 37.7%; EBITDA margin of 8.5%.
•Net leverage of 0.4x.
See the Non-GAAP Measures sections for definitions and reconciliations of the non-GAAP financial measures used in this news release.
Management Commentary
“We finished our first full year as an independent public company with record results, delivering fourth quarter revenues in excess of $1 billion for the first time in our history alongside strong execution by our dedicated team members across the organization,” said Jeffrey S. Thiede, president and CEO of Everus. “Driven by growth across both our E&M and T&D segments, fourth quarter revenues increased 33%, bringing full-year revenue growth to just over 30%. Fourth quarter EBITDA increased 45%, resulting in full-year EBITDA of nearly $320 million. 2025’s record results reflect robust demand in our key end markets as well as our disciplined focus on our strategic priorities.
“Our customers continue to rely on Everus to complete their most complex projects, and bidding activity across our core end markets remains strong. Momentum continues in data center, hospitality, high-tech and utility markets, driving a year-end backlog of $3.2 billion, an increase of 16% year-over-year on top of our record 2025 revenues. This provides excellent visibility as we enter 2026.
“We ended the year in an exceptionally strong financial position, with net leverage of approximately 0.4x and $375.5 million of cash and available liquidity. This reflects our disciplined financial strategy and strong operational performance. We remain committed to a focused capital allocation framework that prioritizes investment in organic growth while pursuing strategic acquisitions aligned with our long-term growth objectives.
“The first E in our 4EVER strategy stands for employees, and our record 2025 results are a direct reflection of the commitment and hard work of our team members across the country. As we enter 2026 with significant momentum, supported by favorable end-market trends, a continued focus on project execution, and a strong balance sheet that provides flexibility to invest in future growth, we are providing 2026 guidance for revenues in the range of $4.1 billion to $4.2 billion and EBITDA of $320 million to $335 million. We remain committed to our 4EVER strategic priorities and are confident in our ability to deliver on our long-term financial goals.”

Fourth Quarter 2025 Consolidated Results
Revenues increased 33.1% to $1.01 billion in the fourth quarter of 2025, compared to $759.7 million in the fourth quarter of 2024. Electrical and mechanical (E&M) revenues expanded $241.8 million, or 44.0%, and transmission and distribution (T&D) revenues grew $14.4 million, or 6.8%.
Gross profit increased 36.2% to $117.5 million in the fourth quarter of 2025, compared to $86.3 million in the fourth quarter of 2024. The increase was primarily from continued revenue growth due to increased workloads and project timing, partially offset by changes in project mix. Gross margin was 11.6% in the fourth quarter of 2025, up compared to 11.4% in the fourth quarter of 2024.
Selling, general and administrative (SG&A) expenses increased to $48.6 million in the fourth quarter of 2025, compared to $40.3 million in the fourth quarter of 2024. The increase was primarily from higher labor expenses, including incremental stand-alone operating costs, to support the operational growth of the business.
Net income increased 60.8% to $55.3 million, or diluted EPS of $1.08, in the fourth quarter of 2025, compared to $34.4 million, or diluted EPS of 67 cents, in the fourth quarter of 2024. The increase was primarily from increased gross profit, partially offset by higher SG&A expenses and higher income taxes on greater pretax income. Net income margin was 5.5% in the fourth quarter of 2025, up compared to 4.5% in the fourth quarter of 2024.
EBITDA increased 45.5% to $84.8 million in the fourth quarter of 2025, compared to $58.3 million in the fourth quarter of 2024. The increase was primarily from higher gross profit, partially offset by higher SG&A expenses. EBITDA margin was 8.4%, up compared to 7.7% in the fourth quarter of 2024.
Backlog increased to $3.23 billion as of Dec. 31, 2025, up 16.1% compared to $2.78 billion as of Dec. 31, 2024.
Fourth Quarter 2025 Segment Results
Electrical and Mechanical
E&M segment revenues increased 44.0% to $791.6 million in the fourth quarter of 2025, compared to $549.8 million in the fourth quarter of 2024. The increase was primarily driven by higher workloads in the commercial and renewables end markets, particularly continued growth in the data center submarket.
E&M segment net income increased 58.6% to $50.6 million in the fourth quarter of 2025, compared to $31.9 million in the fourth quarter of 2024. E&M segment net income was primarily driven by segment revenue growth and project execution, partially offset by higher SG&A expenses, particularly labor, and higher income taxes on greater pretax income. E&M segment net income margin was 6.4%, up compared to 5.8% in the fourth quarter of 2024.
E&M segment EBITDA increased 57.1% to $67.1 million in the fourth quarter of 2025, compared to $42.7 million in the fourth quarter of 2024. The increase was driven by revenue growth from increased workloads and project timing, partially offset by changes in project mix and higher SG&A expenses as previously mentioned. E&M segment EBITDA margin was 8.5%, up compared to 7.8% in the fourth quarter of 2024.
E&M backlog increased to $2.84 billion as of Dec. 31, 2025, up 13.4% compared to $2.51 billion as of Dec. 31, 2024.
Transmission and Distribution
T&D segment revenues increased 6.8% to $227.7 million in the fourth quarter of 2025, compared to $213.3 million in the fourth quarter of 2024. The increase was primarily driven by higher workloads in both segment end markets — utility and transportation.
T&D segment net income decreased 2.8% to $17.4 million in the fourth quarter of 2025, compared to $17.9 million in the fourth quarter of 2024. T&D segment net income margin was 7.6%, compared to 8.4% in the fourth quarter of 2024.
T&D segment EBITDA was relatively flat at $30.5 million in the fourth quarter of 2025, compared to $30.6 million in the fourth quarter of 2024. The increase in gross profit from higher revenues was offset by gross margin compression from project timing and mix combined with higher SG&A expenses, including professional service-related expenses. T&D segment EBITDA margin was 13.4%, compared to 14.3% in the fourth quarter of 2024.
T&D backlog increased to $384.5 million as of Dec. 31, 2025, up 40.5% compared to $273.6 million as of Dec. 31, 2024.
Full-Year 2025 Consolidated Results
Revenues increased 31.5% to $3.75 billion in 2025, compared to $2.85 billion in 2024. E&M revenues rose $889.2 million, or 43.8%, and T&D revenues were up $11.4 million, or 1.4%.
Gross profit increased 33.8% to $454.1 million in 2025, compared to $339.5 million in 2024. The increase was primarily from revenue growth and gross margin improvement due to increased workloads, project timing and efficiency gains on certain projects, partially offset by changes in project mix. Gross margin was 12.1% in 2025, up compared to 11.9% in 2024.

SG&A expenses increased to $189.3 million in 2025, compared to $149.6 million in 2024. The increase was primarily driven by higher labor, corporate overhead and professional service-related expenses, including incremental stand-alone operating costs, to support the operational growth of the business, along with higher other SG&A expenses.
Net income increased 40.7% to $201.8 million, or diluted EPS of $3.95, in 2025, compared to $143.4 million, or diluted EPS of $2.81, in 2024. The increase was primarily from increased gross profit and income from joint ventures, partially offset by higher SG&A expenses and higher income taxes on greater pretax income. Net income margin was 5.4% in 2025, up compared to 5.0% in 2024.
EBITDA increased 37.7% to $319.8 million in 2025, compared to $232.2 million in 2024. The increase was primarily from increased gross profit and income from joint ventures, partially offset by higher SG&A expenses. EBITDA margin was 8.5% in 2025, up compared to 8.1% in 2024.
Balance Sheet and Cash Flow Commentary
Balance Sheet
As of Dec. 31, 2025, the company had $152.7 million of unrestricted cash and cash equivalents and $285.0 million of gross debt, compared to $69.9 million and $300.0 million, respectively, as of Dec. 31, 2024.
As of Dec. 31, 2025 and 2024, the company had $222.8 million and $209.4 million available under the revolving credit facility, respectively, net of $2.2 million and $15.6 million of outstanding standby letters of credit, respectively.
Net leverage, defined as net debt-to-trailing 12-month EBITDA, was 0.4x as of Dec. 31, 2025, compared to 1.0x as of Dec. 31, 2024.
Working capital, defined as current assets minus current liabilities, was $560.2 million as of Dec. 31, 2025, compared to $403.9 million as of Dec. 31, 2024. The working capital changes were primarily driven by project timing, workload activity and billing fluctuations, with increased cash, receivables and contract assets partially offset by increased accounts payable and net contract liabilities.
Cash Flow
Operating cash flows were $156.8 million for 2025, compared to $163.4 million for 2024. The decrease was driven primarily by changes in operating assets and liabilities to support company growth, including revenue growth, partially offset by increased operating results.
Capital expenditures were $66.8 million for 2025, compared to $48.3 million for 2024. The increase was primarily from vehicle, equipment and building investments to support the company's growth.
Everus had free cash flow of $100.0 million for 2025, compared to $128.8 million for 2024. The decrease was primarily from higher net capital expenditures and lower operating cash flows.
Forecast for 2026
For 2026, Everus expects:
•Revenues to be in the range of $4.1 billion to $4.2 billion.
•EBITDA to be in the range of $320 million to $335 million.
•Gross capital expenditures to be in the range of $90 million to $100 million, representing between 2.1% to 2.4% of forecasted revenues, consistent with the company's long-term framework.
Basis of Presentation
Prior to the spinoff from MDU Resources Group, Inc. on Oct. 31, 2024, Everus Construction, Inc., including its subsidiaries, operated as a wholly owned subsidiary of CEHI, LLC (Centennial) and an indirect, wholly owned subsidiary of MDU Resources and not as a stand-alone company. Following the separation, Everus Construction is now a wholly owned subsidiary of Everus. As a result, for periods prior to the separation, Everus' financial information, including results of operations, financial condition, cash flows and certain accompanying unaudited condensed consolidated financial statements, was prepared on a “carve-out” basis in connection with the spinoff and was derived from the unaudited condensed consolidated financial statements of MDU Resources as if Everus operated on a stand-alone basis.
Cash-settled, related-party transactions between Everus Construction, MDU Resources, Centennial or other MDU Resources subsidiaries for general operating activities; Everus Construction's participation in MDU Resources’ centralized cash management program through Centennial; and intercompany debt were included in the unaudited condensed consolidated financial statements for periods prior to the separation. These related-party transactions were reflected in the unaudited condensed consolidated balance sheets prior to the separation as due from related-party, due from related-party - noncurrent, due to related-party or related-party notes payable.

The aggregate net effect of general related-party operating activities was reflected in the unaudited condensed consolidated statements of cash flows within operating activities for periods prior to the separation. The effects of Everus Construction's participation in MDU Resources’ centralized cash management program and intercompany debt arrangements were reflected in the unaudited condensed consolidated statements of cash flows within investing and financing activities for periods prior to the separation.
Non-GAAP Financial Measures
Throughout this news release, Everus presents financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as non-GAAP financial measures, including EBITDA, EBITDA margin, net debt, net leverage and free cash flow, and, in some cases, applicable measures by segment. The use of these non-GAAP financial measures should not be construed as alternatives to net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities. Everus believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance. Please refer to the Non-GAAP Financial Measures sections contained in this news release for additional information.
Conference Call
Management will discuss Everus' fourth quarter and full-year 2025 results on a webcast at 10:30 a.m. EST Feb. 25. The webcast and accompanying presentation materials can be accessed at investors.everus.com by selecting “Events & Presentations” and “Everus Q4 Earnings Call.” After the conclusion of the webcast, a replay will be available at the same location.
Participants also can listen to the webcast by phone at 646-307-1963 for toll-based U.S. and international callers, or at 800-715-9871 for toll-free U.S. callers, with conference ID 1034822.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future® by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to commercial, industrial, institutional, renewables, service, transportation, utility and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, renewables infrastructure and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure and transportation-related lighting, as well as the manufacture and distribution of overhead and underground transmission line construction equipment and tools. For more information about Everus, visit everus.com or email investors@everus.com.
Forward-Looking Statements
Information in this news release includes certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this news release, including statements about the company's future performance, financial guidance, long-term targets and statements made by the CEO, are expressed in good faith and are believed by the company to have a reasonable basis. This news release highlights key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s segments. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements.” Although the company believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance that the company’s projections, including estimates for growth, shareholder value creation and financial guidance, will be achieved. Readers are encouraged to refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A. Risk Factors in the company's most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake any obligation to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Media Contact
Laura Lueder, director of communications, 701-221-6444
Investor Contact
Paul Bartolai, Vallum Advisors, Paul.Bartolai@everus.com

Everus Construction Group, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(In thousands, except per share amounts)
Operating revenues	$1,011,472	$759,638	$3,746,387	$2,849,685
Cost of sales	893,968	673,381	3,292,299	2,510,234
Gross profit	117,504	86,257	454,088	339,451
Selling, general and administrative expenses	48,626	40,252	189,338	149,544
Operating income	68,878	46,005	264,750	189,907
Interest income	1,715	—	4,573	—
Interest expense	5,014	5,200	21,451	14,023
Other income, net	3,719	1,192	9,939	4,875
Income before income taxes and income from equity method investments	69,298	41,997	257,811	180,759
Income taxes	18,713	11,917	72,311	49,523
Income from equity method investments	4,693	4,388	16,270	12,185
Net income	$55,278	$34,468	$201,770	$143,421

Earnings per share:
Basic	$1.08	$0.68	$3.95	$2.81
Diluted	$1.08	$0.67	$3.95	$2.81
Weighted average common shares outstanding:
Basic	51,051	50,976	51,045	50,973
Diluted	51,168	51,075	51,123	51,072

Everus Construction Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2025	December 31, 2024
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$170,500	$86,012
Receivables, net of allowance for credit losses of $5,282 and $7,097, respectively	769,828	590,028
Contract assets	255,767	167,049
Inventories	45,271	43,750
Prepayments and other current assets	55,015	30,390
Total current assets	1,296,381	917,229
Noncurrent assets:
Investments	27,082	21,286
Property, plant and equipment, net of accumulated depreciation of $174,914 and $157,278, respectively	168,498	134,409
Operating lease right-of-use assets	88,705	67,045
Goodwill	143,224	143,224
Other noncurrent assets	4,841	5,270
Total noncurrent assets	432,350	371,234
Total assets	$1,728,731	$1,288,463
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$15,000	$15,000
Accounts payable	226,264	138,097
Contract liabilities, net	305,111	207,304
Taxes payable	6,483	6,768
Accrued compensation	86,960	67,815
Accrued payroll-related liabilities	47,189	38,995
Current portion of operating lease liabilities	33,905	26,354
Other accrued liabilities	15,278	13,037
Total current liabilities	736,190	513,370
Noncurrent liabilities:
Long-term debt, net of unamortized issuance costs	266,549	280,648
Deferred income taxes	14,869	8,161
Operating lease liabilities	56,634	41,200
Other noncurrent liabilities	24,671	22,472
Total noncurrent liabilities	362,723	352,481
Total liabilities	1,098,913	865,851
Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, 10,000,000 shares authorized, $0.01 par value, none issued and outstanding	—	—
Common stock, 300,000,000 shares authorized, $0.01 par value, 51,006,719 and 50,980,924 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	510	510
Other paid-in capital	143,566	138,130
Retained earnings	485,742	283,972
Total stockholders' equity	629,818	422,612
Total liabilities and stockholders' equity	$1,728,731	$1,288,463

Everus Construction Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year ended December 31,
	2025	2024
	(In thousands)
Operating activities:
Net income	$201,770	$143,421
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,684	23,384
Amortization of intangible assets	116	1,888
Deferred income taxes	6,341	1,626
Net credit loss expenses (reversals)	636	(56)
Amortization of debt issuance costs	1,576	263
Stock-based compensation costs	6,311	1,559
Net unrealized gains on investments	(771)	(585)
Gain on sale of assets	(5,976)	(7,231)
Equity in earnings of unconsolidated affiliates, net of distributions	(5,186)	(8,055)
Changes in operating assets and liabilities:
Receivables	(180,436)	(140,345)
Due from related-party	—	11,507
Contract assets	(88,718)	39,186
Inventories	(1,521)	(1,041)
Other current assets	(24,625)	(12,814)
Accounts payable	88,372	14,296
Due to related-party	—	(2,135)
Contract liabilities, net	97,807	67,196
Other current liabilities	29,218	20,728
Other noncurrent changes	3,247	10,585
Net cash provided by operating activities	156,845	163,377
Investing activities:
Capital expenditures	(66,836)	(48,278)
Net proceeds from sale or disposition of property, plant and equipment	9,971	13,706
Proceeds from insurance contracts	2,174	—
Investments	(2,078)	(2,489)
Net cash used in investing activities	(56,769)	(37,061)
Financing activities:
Issuance of long-term debt	—	300,000
Repayments of long-term debt	(15,000)	—
Proceeds under the credit facility	—	40,000
Repayments under the credit facility	—	(40,000)
Payment of debt issuance costs	—	(7,879)
Tax withholding on stock-based compensation	(588)	—
Contribution from MDU Resources	—	13,531
Net amounts paid to MDU Resources cash management program	—	(168,531)
Transfers to CEHI, LLC and MDU Resources	—	(178,992)
Net cash used in financing activities	(15,588)	(41,871)
Increase in cash, cash equivalents and restricted cash	84,488	84,445
Cash, cash equivalents and restricted cash - beginning of year	86,012	1,567
Cash, cash equivalents and restricted cash - end of year	$170,500	$86,012

Everus Construction Group, Inc.
Segment and Other Financial Information
(Unaudited)
Revenues
The following table sets forth segment revenues for the periods indicated, as well as the percentage change from the prior period:

	Three months ended December 31,			Year ended December 31,
	2025	2024	% Change	2025	2024	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$791.6	$549.8	44.0%	$2,920.7	$2,031.5	43.8%
T&D	227.7	213.3	6.8%	848.5	837.1	1.4%
Eliminations	(7.8)	(3.4)	NM	(22.8)	(18.9)	20.6%
Total operating revenues	$1,011.5	$759.7	33.1%	$3,746.4	$2,849.7	31.5%

NM - Not Meaningful
Backlog
Backlog is a common measurement in the construction services industry. Everus' determination of backlog can include projects that have a written award, a letter of intent, a notice to proceed, an agreed upon work order to perform work on mutually accepted terms, and conditions and change orders or claims to the extent management believes additional contract revenues will be earned and are deemed probable of collection. Contracts are subject to delays, defaults or cancellations; changes in scope of services to be provided; and adjustments to costs. Backlog also may be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Everus' control, among other things. Accordingly, there is no assurance that backlog will be realized. For the periods presented in the following backlog table, Everus did not experience any material impacts related to delays or cancellations of planned projects included in backlog. The timing of contract awards, including contracts awarded pursuant to master service agreements, duration of large new contracts and the mix of services can significantly affect backlog. Backlog at any given point in time may not accurately represent revenue or net income realized in any period, and backlog as of the end of the year may not be indicative of revenue or net income expected to be realized in the following year. Backlog should not be relied upon as a stand-alone indicator of future results.
The following table provides estimated backlog as of the dates indicated:

	December 31, 2025	December 31, 2024
	(In millions)
E&M	$2,843.8	$2,507.0
T&D	384.5	273.6
Total	$3,228.3	$2,780.6

Everus Construction Group, Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to information prepared in accordance with GAAP, the company evaluates operating performance using the non-GAAP financial measures of EBITDA, EBITDA margin, net debt and net leverage, and, in some cases, applicable measures by segment, and evaluates its liquidity using the non-GAAP financial measure of free cash flow. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company's results as reported under GAAP. Because of these limitations, EBITDA, EBITDA margin, net debt, net leverage and free cash flow should not be considered as replacements for net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities, the most comparable GAAP measures, respectively. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare them with other companies’ EBITDA, EBITDA margin, net debt, net leverage and free cash flow having the same or similar names.
EBITDA and EBITDA Margin
Everus utilizes EBITDA and EBITDA margin to consistently assess its operating performance and as a basis for strategic planning and forecasting, since the company believes EBITDA closely correlates to long-term enterprise value. Everus believes that measuring performance on an EBITDA basis is useful to investors because it enables a more consistent evaluation of its period-to-period operational performance. Everus also believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of net income and net income margin, are useful to investors and provide meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use EBITDA to calculate leverage as a multiple of EBITDA. Management uses EBITDA and EBITDA margin, in addition to GAAP metrics, to evaluate the company's operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, net of interest income, income taxes, and depreciation and amortization to net income. EBITDA margin is calculated by dividing EBITDA by operating revenues.
The following table reconciles net income to EBITDA and provides the calculation of EBITDA margin.

	Three months ended December 31,			Year ended December 31,
	2025	2024	% Change	2025	2024	% Change
	(In millions, except percentages)
Net income	$55.3	$34.4	60.8%	$201.8	$143.4	40.7%
Interest expense, net	3.3	5.2	(36.5)%	16.9	14.0	20.7%
Income taxes	18.7	11.9	57.1%	72.3	49.5	46.1%
Depreciation and amortization	7.5	6.8	10.3%	28.8	25.3	13.8%
EBITDA	$84.8	$58.3	45.5%	$319.8	$232.2	37.7%

Total operating revenues	$1,011.5	$759.7	33.1%	$3,746.4	$2,849.7	31.5%
Net income margin	5.5%	4.5%		5.4%	5.0%
EBITDA margin	8.4%	7.7%		8.5%	8.1%
The following tables reconcile net income to EBITDA by segment.

	Three months ended December 31, 2025				Year ended December 31, 2025
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$50.6	$17.4	$(12.7)	$55.3	$185.4	$66.0	$(49.6)	$201.8
Interest expense, net	(1.5)	0.8	4.0	3.3	(7.2)	3.4	20.7	16.9
Income taxes	16.4	6.3	(4.0)	18.7	63.2	22.2	(13.1)	72.3
Depreciation and amortization	1.6	6.0	(0.1)	7.5	5.8	23.2	(0.2)	28.8
EBITDA	$67.1	$30.5	$(12.8)	$84.8	$247.2	$114.8	$(42.2)	$319.8

	Three months ended December 31, 2024				Year ended December 31, 2024
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$31.9	$17.9	$(15.4)	$34.4	$113.6	$61.4	$(31.6)	$143.4
Interest expense, net	(0.9)	1.0	5.1	5.2	(0.8)	4.0	10.8	14.0
Income taxes	10.1	6.4	(4.6)	11.9	38.6	21.0	(10.1)	49.5
Depreciation and amortization	1.6	5.3	(0.1)	6.8	6.4	19.1	(0.2)	25.3
EBITDA	$42.7	$30.6	$(15.0)	$58.3	$157.8	$105.5	$(31.1)	$232.2
The following table provides EBITDA and the calculation of EBITDA margin by segment.

	Three months ended December 31,			Year ended December 31,
	2025	2024	% Change	2025	2024	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$791.6	$549.8	44.0%	$2,920.7	$2,031.5	43.8%
T&D	227.7	213.3	6.8%	848.5	837.1	1.4%
Eliminations	(7.8)	(3.4)	NM	(22.8)	(18.9)	20.6%
Total operating revenues	$1,011.5	$759.7	33.1%	$3,746.4	$2,849.7	31.5%

Net income:
E&M	$50.6	$31.9	58.6%	$185.4	$113.6	63.2%
T&D	17.4	17.9	(2.8)%	66.0	61.4	7.5%
Corporate and Other	(12.7)	(15.4)	17.5%	(49.6)	(31.6)	(57.0)%
Total net income	$55.3	$34.4	60.8%	$201.8	$143.4	40.7%

EBITDA:
E&M	$67.1	$42.7	57.1%	$247.2	$157.8	56.7%
T&D	30.5	30.6	(0.3)%	114.8	105.5	8.8%
Corporate and Other	(12.8)	(15.0)	14.7%	(42.2)	(31.1)	(35.7)%
Total EBITDA	$84.8	$58.3	45.5%	$319.8	$232.2	37.7%

Net income margin:
E&M	6.4%	5.8%		6.3%	5.6%
T&D	7.6%	8.4%		7.8%	7.3%
Total net income margin	5.5%	4.5%		5.4%	5.0%

EBITDA margin:
E&M	8.5%	7.8%		8.5%	7.8%
T&D	13.4%	14.3%		13.5%	12.6%
Total EBITDA margin	8.4%	7.7%		8.5%	8.1%

NM - Not Meaningful
The following table provides EBITDA guidance reconciliation for full-year 2026.

	Low	High
	(In millions)
Net income	$205.0	$215.0
Interest expense, net	15.0	15.0
Income taxes	70.0	75.0
Depreciation and amortization	30.0	30.0
EBITDA	$320.0	$335.0

Net Debt and Net Leverage
Everus uses net debt and net leverage as a measure of assessing its borrowing capacity and achieving its optimal capital structure. The company believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of total debt and gross leverage, are useful to investors because they provide insight into how long it would take the company to pay back its debt if net debt and EBITDA were constant.
Net debt is calculated by adding unamortized debt issuance costs to the total debt balance on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing 12-month EBITDA.
The following table provides the reconciliations of trailing 12-month EBITDA as of Dec. 31, 2025 and 2024.

	Twelve months ended December 31, 2025	Twelve months ended December 31, 2024
	(In millions)
Net income	$201.8	$143.4
Interest expense, net	16.9	14.0
Income taxes	72.3	49.5
Depreciation and amortization	28.8	25.3
EBITDA	$319.8	$232.2
The following table provides the reconciliations of net leverage as of Dec. 31, 2025 and 2024.

	December 31, 2025	December 31, 2024
	(In millions, except net leverage)
Current portion of long-term debt	$15.0	$15.0
Long-term debt	266.5	280.6
Total debt	281.5	295.6
Add: Unamortized debt issuance costs	3.5	4.4
Total gross debt	285.0	300.0
Less: cash and cash equivalents, excluding restricted cash	(152.7)	(69.9)
Total net debt	$132.3	$230.1
Trailing 12-month EBITDA for the periods indicated	$319.8	$232.2
Net leverage	0.4x	1.0x
Free Cash Flow
Everus uses free cash flow as a measure of liquidity that indicates how much cash the company can produce after taking cash outflows from operations and assets into consideration. The company believes this non-GAAP financial measure, in addition to the corresponding GAAP measure of cash provided by (used in) operating activities, is useful to investors because it provides meaningful information about the company’s financial health and ability to generate cash, support additional debt obligations, pay potential future dividends and fund growth. Free cash flow does not represent residual cash flow available for discretionary purposes.
Free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures.
The following table provides reconciliations of cash provided by operating activities to free cash flow.

	Year ended December 31,
	2025	2024
	(In millions)
Net cash used in investing activities	$(56.8)	$(37.1)
Net cash used in financing activities	$(15.5)	$(41.9)

Net cash provided by operating activities	$156.8	$163.4
Capital expenditures	(66.8)	(48.3)
Net proceeds from sale or disposition of property, plant and equipment	10.0	13.7
Free cash flow	$100.0	$128.8